UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 3, 2020, the Stockholder Group issued the following press release:

Privet Fund Management and UPG Enterprises Comment on Synalloy’s Alarmingly Irresponsible Strategic Review Announcement

Believes Reckless Decision to Announce a Hypothetical and Highly-Conditional Future Sales Process is an Entrenchment Tactic to Obfuscate Dramatic Long-Term Underperformance

Corrects the Record Regarding Efforts to Mischaracterize Privet and UPG’s Intentions, Which Are to Reconstitute the Board and Implement a Strategy to Unlock Enduring Value For All Stockholders

Has Nominated a Slate of Five Highly-Qualified Director Candidates With the Expertise and Experience Needed to Reverse Synalloy’s Trajectory of Value Destruction

ATLANTA -- (BUSINESS WIRE) -- Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the “Stockholder Group” or “we” or “us”), which collectively own approximately 24.8% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today issued the below statement in response to the April 2nd press release issued by the Company’s Board of Directors (the “Board”) that announced a potential future review of strategic alternatives and mischaracterized a settlement proposal previously shared with the Stockholder Group.

“As evidenced by Synalloy’s long-term underperformance and track record of dismal execution across its business segments, the case for meaningful change atop the Company has existed for years – and we believe it’s even more urgent today. Synalloy’s reckless decision to announce a hypothetical future review of strategic alternatives during the height of coronavirus-driven volatility reinforces the urgent need to reconstitute the Board with qualified individuals who possess demonstrated expertise in operations, capital allocation, strategic oversight and corporate governance. We question why any group of directors that is purportedly focused on creating value for stockholders would announce now that it will possibly sell the business at a future point. We also feel these same Board members demonstrated their incompetence and inability to assess strategic alternatives the last time they evaluated external bids. We are now forced to conclude that this ‘announcement’ is nothing more than a stall tactic meant to entrench the incumbent directors and management team and completely obfuscate nearly a decade of poor performance by hiding behind current market uncertainty.

We also believe stockholders must know that Synalloy is egregiously misrepresenting its recent ‘settlement proposal.’ When we engaged with Synalloy last month, we made clear that any acceptable settlement needed to include Craig Bram’s removal as CEO and a reconstitution of the Board. The subsequent proposal shared by Synalloy’s counsel not only failed to satisfy those baseline requirements, but it included non-customary terms (e.g. no candidates affiliated with the Stockholder Group allowed on the Board) and a lengthy standstill provision that would have entrenched the underperforming management team and six incumbent directors for multiple years. This insulting offer, clearly not made in good faith, did not include any mention of Mr. Bram, further calling into question whether the Board’s loyalties are with him or stockholders. If Synalloy’s leadership couldn’t deliver anything resembling decent performance over the past decade, during one of the greatest bull markets in history, why should stockholders trust the same group to create value during the uncertain times ahead?

We also want to take the opportunity to set the record straight in light of Synalloy’s repeated baseless accusations by making clear: Privet and UPG are not trying to acquire the Company. We are entirely focused on upgrading Synalloy’s Board and implementing a superior operating strategy and a revitalized corporate culture that can produce long-term, sustainable value. It appears that upon realizing there’s no defense for Mr. Bram’s failings and the Board’s numerous shortcomings, Synalloy is trying to undermine our campaign to unlock the value trapped within its chronically underperforming assets by undertaking a series of hollow, irrational actions that clearly run counter to the best interests of stockholders.

Privet and UPG – each of whom invested their own capital to acquire approximately 25% of the Company’s shares – are fully aligned with stockholders. We believe in Synalloy’s potential and what the Company can become. Fortunately, our nominees bring a depth of relevant experience and skills that vastly exceed the capabilities of the current Board, which only includes one member who serves on another public company board of directors. The five-member slate that we have nominated to the eight-member Board has a strong vision for value creation that is focused on enhancing operational execution, improving sales and supply chain efficiencies, increasing management-level accountability and growing returns on invested capital. In contrast to the incumbent directors, we are confident our nominees are actually equipped to implement a strategic vision and create sustainable value.

Synalloy’s latest transparent effort to distract from the real issues at hand with a half-baked, hypothetical scenario in the midst of a global pandemic is unacceptable to us and should be unacceptable to all stockholders. During an uncertain time for the Company and the economy in general, we believe the Board’s ridiculous attempts to prioritize self-preservation and maintain the status quo at all costs provide further evidence that meaningful change is desperately needed at Synalloy.”

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Privet Fund LP, together with the other participants named herein (collectively, the “Stockholder Group”), has filed a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2020 annual meeting of stockholders of Synalloy Corporation (the "Company").

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTPS://SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Privet Fund LP (“Privet Fund”), Privet Fund Management LLC (“Privet Fund Management”), Ryan Levenson, UPG Enterprises LLC (“UPG Enterprises”), Paul Douglass, Christopher Hutter, Andee Harris, Aldo Mazzaferro, Benjamin Rosenzweig and John P. Schauerman.

As of the date hereof, Privet Fund is the direct beneficial owner of 1,535,507 shares of Common Stock. Privet Fund Management, as the general partner and investment manager of Privet Fund, may be deemed to beneficially own the 1,535,507 shares of Common Stock beneficially owned by Privet Fund. Mr. Levenson, as the managing member of Privet Fund Management, may be deemed to beneficially own the 1,535,507 shares of Common Stock beneficially owned by Privet Fund. As of the date hereof, UPG Enterprises is the direct beneficial owner of 723,401 shares of Common Stock. Messrs. Douglass and Hutter, each as a manager of UPG Enterprises, may be deemed to beneficially own the 723,401 shares of Common Stock beneficially owned by UPG Enterprises. As of the date hereof, Ms. Harris and Messrs. Mazzaferro, Rosenzweig and Schauerman do not beneficially own any shares of Common Stock.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Privet Fund Management LLC

Ben Rosenzweig 404-419-2670

ben@privetfund.com

OR

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com